Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statement is based on our historical financial statements and VectorVision’s historical financial statements as adjusted to give effect to the Company’s acquisition of VectorVision and the related financing transactions. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 gives effect to these transactions as if they had occurred on January 1, 2016. We have not included a pro forma balance sheet as of September 30, 2017 herein, as our Form 10-Q for the third quarter of 2017, filed on November 13, 2017, reflects the Company’s consolidated historical financial position as of September 30, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statement are described in the accompanying notes, which should be read together with the unaudited pro forma condensed combined financial statement. The unaudited pro forma condensed combined financial statement should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and VectorVision’s historical information.

Guardion Health Sciences, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2017

	Guardion	VectorVision	Pro Forma
	Historical	Historical	Adjustments	Notes	Pro Forma
	(Unaudited)	(Unaudited)
Revenue	$178,610	$386,679	$-		$565,289

Cost of goods sold	82,420	121,748	-		204,168

Gross profit	96,190	264,931	-		361,121

Operating expenses
Research and development	131,330	34,000	-		165,330
Sales and marketing	294,774	21,821	-		316,595
General and administrative	2,758,331	173,947	235,978	(a)	3,168,256

Total operating expenses	3,184,435	229,768	235,978		3,650,181

(Loss) income from operations	(3,088,245)	35,163	(235,978)		(3,289,060)

Other expenses:
Interest expense	20,817	5,367	-		26,184

Net (loss) income	(3,109,062)	29,796	(235,978)		(3,315,244)

Adjustments related to Series A and Series B convertible preferred stock:
Accretion of deemed dividend	(335,337)	-	-		(335,337)
Dividend declared	(159,798)	-	-		(159,798)
Net (loss) income attributable to common shareholders	$(3,604,197)	$29,796	$(235,978)		$(3,810,379)

Net loss per common share – basic and diluted	$(0.14)				$(0.13)
Weighted average common shares outstanding – basic and diluted	25,469,112		3,050,000	(b)	28,519,112

See accompanying notes to unaudited pro forma condensed combined financial information.

Guardion Health Sciences, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Presentation

The unaudited pro forma financial information is based on the historical financial statements of the Company and VectorVision, as adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the acquisition.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein.

2.	Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The adjustments have been reflected in the unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017

(a)	Adjustment reflects intangible assets amortization expense, consulting fees earned, and incremental salary costs earned during the nine-month period ending September 30, 2017, as follows:

Adjustment	Amount
Amortization expense	$160,978
Consulting fees	67,500
Salary increase	7,500
$235,978

The following table summarizes the preliminary allocation of acquired intangible assets and associated amortization expense which is subject to change based on Management’s final determination of the fair value allocation:

	Estimated Fair Value	Estimated Useful Life in Years	Nine Months Ended September 30, 2017 Amortization
Customer relationships	$430,700	3	$107,675
Technology	161,100	3	40,275
Trade name	65,600	5	9,840
Non-compete covenant	17,000	4	3,188
	$674,400		$160,978

The useful lives for the intangible assets were estimated based on Management’s consideration of various factors, including assumptions that market participants might use about sales expectations as well as potential effects of obsolescence, competition, technological progress and the regulatory environment. The Company’s independent third party valuation firm concurred with Management’s assessment. Because the future pattern in which the economic benefits of these intangible assets cannot be reliably determined, amortization expense was calculated on a straight-line basis.

(b)	Reflects common shares issued as consideration for the VectorVision acquisition.